The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these notes, and it is not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated August 31, 2017.

Preliminary Pricing Supplement No. J727
To the Underlying Supplement dated June 30, 2017,

Product Supplement No. JPM-I dated June 30, 2017,
Prospectus Supplement dated June 30, 2017 and
Prospectus dated June 30, 2017

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 August 31, 2017

Credit Suisse AG

Structured Investments	Credit Suisse $ Knock-Out Notes due September 3, 2020 Linked to the EURO STOXX® Banks Index and the European Union Euro Relative to the U.S. Dollar

•	The notes are designed for investors who seek a leveraged return at maturity linked to the performance of the EURO STOXX® Banks Index and the European Union euro relative to the U.S. dollar (an exchange rate which represents a number of U.S dollars per one European Union euro), as set forth in “Key Terms—Underlying Return” below. Investors should be willing to forgo interest and dividend payments and, if the Underlying Return is less than zero by more than the Knock-Out Buffer Amount of 0.25, be willing to lose up to 100% of their investment. If the Underlying Return is not less than zero by more than the Knock-Out Buffer Amount, at maturity investors will receive the principal amount of their notes and will have the opportunity to participate in the leveraged appreciation, if any, of the product of (i) the performance of the Reference Index from the Initial Level to the Final Level and (ii) the performance of the Reference Currency relative to the Base Currency from the Initial Spot Rate to the Final Spot Rate. Any payment on the notes is subject to our ability to pay our obligations as they become due.
•	Senior unsecured obligations of Credit Suisse AG, acting through its London branch, maturing September 3, 2020.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•	The notes are expected to price on or about August 31, 2017 (the “Pricing Date”) and are expected to settle on or about September 5, 2017 (the “Settlement Date”). Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Reference Index:	The notes are linked to the performance of the EURO STOXX® Banks Index. For additional information about the Reference Index, see the information set forth under “The Reference Indices—The STOXX® Indices—The EURO STOXX® Banks Index” in the accompanying underlying supplement.
Reference Currency:	The “Reference Currency” is the European Union euro. The notes are linked to the performance of the European Union euro relative to the U.S. dollar (an exchange rate which represents a number of U.S. dollars per one European Union euro).
Base Currency:	For purposes of the “Succession Events” in the product supplement, the “Base Currency” is the U.S. dollar.
Payment at Maturity:	At maturity, you will receive a cash payment calculated as follows:
• If a Knock-Out Event has not occurred, your Payment at Maturity per $1,000 principal amount of notes will equal $1,000 plus the product of $1,000 and:
• if the Underlying Return is equal to or less than zero, zero;
• if the Underlying Return is greater than zero, the Underlying Return multiplied by the Upside Leverage Factor.
• If a Knock-Out Event has occurred, your Payment at Maturity per $1,000 principal amount of notes will equal $1,000 plus the product of $1,000 and the Underlying Return. If a Knock-Out Event has occurred, you will lose some or all of your investment at maturity.
Any decline in the level of the Reference Index or the exchange rate of the Reference Currency relative to the Base Currency will potentially lower your Payment at Maturity. If the value of the U.S. dollar appreciates against the European Union euro, you may lose some or all of your investment in the notes, even if the closing level of the Reference Index has increased during the term of the notes. Conversely, it the closing level of the Reference Index has decreased during the term of the notes, you may lose some or all of your investment in the notes, even if the value of the U.S. dollar depreciates against the European Union euro.
Any payment on the notes is subject to our ability to pay our obligations as they become due.
Knock-Out Event:	A Knock-Out Event occurs if the Underlying Return is less than the zero by more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	0.25
Underlying Return:	The performance of the Reference Index times the performance of the European Union euro relative to the US. dollar, calculated as follows:
[	Final Level Initial Level	x	Final Spot Rate Initial Spot Rate	] – 1
Upside Leverage Factor:	1.165
Initial Level:	130.19
Final Level:	The arithmetic average of the closing levels of the Reference Index on each of the five Valuation Dates.
Spot Rate:	The Spot Rate on any day will be the official mid-WM Reuters fixing at 4:00 pm London Time (Bloomberg: WMCO or any successor page) on such day, expressed as a number of U.S. dollars per one European Union euro. If on any day, the Spot Rate is not published on such Reuters page on such day, then the calculation agent will determine the Spot Rate for such day in good faith and in a commercially reasonable manner, taking into account the latest available quotation for such Spot Rate and any other information that it deems relevant.
Initial Spot Rate:	1.19135
Final Spot Rate:	The arithmetic average of the Spot Rates on each of the five Valuation Dates.
Strike Date:	August 30, 2017
Valuation Dates:	August 25, 2020, August 26, 2020, August 27, 2020, August 28, 2020 and August 31, 2020 (each, a “Valuation Date,” and August 31, 2020, the “Final Valuation Date”), subject to postponement as set forth in the accompanying product supplement under “Description of the Notes—Postponement of calculation dates.”
Maturity Date:	September 3, 2020, subject to postponement as set forth in the accompanying product supplement under “Description of the Notes—Postponement of calculation dates.”
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22550BHA4

Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per note	$1,000.00	$	$
Total	$	$	$

(1) Certain fiduciary accounts will pay a purchase price of $980.00 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $20.00 per $1,000 principal amount of the notes.

Credit Suisse currently estimates the value of each $1,000 principal amount of the notes on the Pricing Date will be between $955.00 and $975.00 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the notes (our “internal funding rate”)), which is less than the Price to Public listed above. This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Pricing Date. See “Selected Risk Considerations” in this pricing supplement.

The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these notes, and it is not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated August 31, 2017.

J.P.Morgan

Placement Agent

August , 2017

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the underlying supplement dated June 30, 2017, the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000095010317006313/dp77765_424b2-undsupp.htm

•	Product Supplement No. JPM-I dated June 30, 2017:

https://www.sec.gov/Archives/edgar/data/1053092/000095010317006320/dp77788_424b2-jpmi.htm

•	Prospectus Supplement and Prospectus dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

In the event the terms of the notes described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the notes and the owner of any beneficial interest in the notes, amend the notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

1

Hypothetical Payments at Maturity for Each $1,000 Principal Amount of Notes

The following table and examples illustrate the hypothetical Payments at Maturity for a $1,000 principal amount of notes for a hypothetical range of performance of the Reference Index and the Reference Currency relative to the Base Currency, assuming an Initial Level of 130, an Initial Spot Rate of 1.20 and a Knock-Out Buffer Amount of 0.25. The actual Initial Level, Initial Spot Rate and Knock-Out Buffer Amount are set forth in “Key Terms” herein. The hypothetical results set forth below are for illustrative purposes only. The actual Payment at Maturity applicable to a purchaser of the notes will be based on the Underlying Return and on whether a Knock-Out Event has occurred. Any payment on the notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Underlying Return	Return on the Notes	Payment at Maturity
1.00	116.50%	$2,165.00
0.90	104.85%	$2,048.50
0.80	93.20%	$1,932.00
0.70	81.55%	$1,815.50
0.60	69.90%	$1,699.00
0.50	58.25%	$1,582.50
0.40	46.60%	$1,466.00
0.30	34.95%	$1,349.50
0.20	23.30%	$1,233.00
0.10	11.65%	$1,116.50
0.00	0.00%	$1,000.00
-0.10	0.00%	$1,000.00
-0.20	0.00%	$1,000.00
-0.25	0.00%	$1,000.00
-0.26	-26.00%	$740.00
-0.30	-30.00%	$700.00
-0.40	-40.00%	$600.00
-0.50	-50.00%	$500.00
-0.60	-60.00%	$400.00
-0.70	-70.00%	$300.00
-0.80	-80.00%	$200.00
-0.90	-90.00%	$100.00
-1.00	-100.00%	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Payment at Maturity is calculated.

Example 1: The level of the Reference Index increases from the Initial Level of 130 to a Final Level of 156 and the Spot Rate increases from the Initial Spot Rate of 1.20 to a Final Spot Rate of 1.50. Therefore, the Underlying Return is calculated as follows:

Underlying Return	=	[(156 / 130) x (1.50 / 1.20)] - 1
	=	[1.20 x 1.25] - 1
	=	1.50 - 1
	=	0.50

Because the Underlying Return of 0.50 is greater than zero, a Knock-Out Event has not occurred and the investor receives a Payment at Maturity of $1,582.50 per $1,000 principal amount of notes, calculated as follows:

Payment at Maturity	=	$1,000 + ($1,000 × Underlying Return × Upside Leverage Factor)
	=	$1,000 + ($1,000 × 0.50 × 1.165)
	=	$1,582.50

Example 2: The level of the Reference Index increases from the Initial Level of 130 to a Final Level of 162.50 and the Spot Rate decreases from the Initial Spot Rate of 1.20 to a Final Spot Rate of 1.056. Therefore, the Underlying Return is calculated as follows:

Underlying Return	=	[(162.50 / 130) x (1.056 / 1.20)] - 1
	=	[1.25 x 0.88] - 1
	=	1.10 - 1
	=	0.10

Because the Underlying Return of 0.10 is greater than zero, a Knock-Out Event has not occurred and the investor receives a Payment at Maturity of $1,116.50 per $1,000 principal amount of notes, calculated as follows:

Payment at Maturity	=	$1,000 + ($1,000 × Underlying Return × Upside Leverage Factor)
	=	$1,000 + ($1,000 × 0.10 × 1.165)
	=	$1,116.50

Example 3: The level of the Reference Index increases from the Initial Level of 130 to a Final Level of 156 and the Spot Rate decreases from the Initial Spot Rate of 1.20 to a Final Spot Rate of 0.90. Therefore, the Underlying Return is calculated as follows:

Underlying Return	=	[(156 / 130) x (0.90 / 1.20)] - 1
	=	[1.20 x 0.75] - 1
	=	0.90 - 1
	=	-0.10

Because the Underlying Return is not less than zero by more than the Knock-Out Buffer Amount, a Knock-Out Event has not occurred and the investor receives a Payment at Maturity of $1,000 per $1,000 principal amount of notes, calculated as follows:

Payment at Maturity	=	$1,000 + ($1,000 × zero)
	=	$1,000

The notes are linked to the performance of both the Reference Index and the Reference Currency relative to the Base Currency. In this example, the increase in the level of the Reference Index is moderated by the decline in the value of the Reference Currency relative to the Base Currency.

Example 4: The level of the Reference Index decreases from the Initial Level of 130 to a Final Level of 65 and the Spot Rate increases from the Initial Spot Rate of 1.20 to a Final Spot Rate of 1.50. Therefore, the Underlying Return is calculated as follows:

Underlying Return	=	[(65 / 130) x (1.50 / 1.20)] - 1
	=	[0.50 x 1.25] - 1
	=	0.625 - 1
	=	-0.375

Because the Underlying Return is less than zero by more than the Knock-Out Buffer Amount, a Knock-Out Event has occurred and the investor receives a Payment at Maturity of $625 per $1,000 principal amount of notes, calculated as follows:

Payment at Maturity	=	$1,000 + ($1,000 × the Underlying Return)
	=	$1,000 + ($1,000 × -0.375)
	=	$625

The notes are linked to the performance of both the Reference Index and the Reference Currency relative to the Base Currency. In this example, the increase in the value of the Reference Currency relative to the Base Currency is offset by the decline in the level of the Reference Index. Even though the Final Spot Rate is greater than the Initial Spot Rate, a Knock-Out Event has occurred and the investor will receive a Payment at Maturity of less than the principal amount of their notes.

Example 5: The level of the Reference Index decreases from the Initial Level of 130 to a Final Level of 65 and the Spot Rate decreases from the Initial Spot Rate of 1.20 to a Final Spot Rate of 0.60. Therefore, the Underlying Return is calculated as follows:

Underlying Return	=	[(65 / 130) x (0.60 / 1.20)] - 1
	=	[0.50 x 0.50] - 1
	=	0.25 - 1
	=	-0.75

Because the Underlying Return is less than zero by more than the Knock-Out Buffer Amount, a Knock-Out Event has occurred and the investor receives a Payment at Maturity of $250 per $1,000 principal amount of notes, calculated as follows:

Payment at Maturity	=	$1,000 + ($1,000 × the Underlying Return)
	=	$1,000 + ($1,000 × -0.75)
	=	$250

The notes are linked to the performance of both the Reference Index and the Reference Currency relative to the Base Currency. In this example, the decrease in the level of the Reference Index is magnified by the decrease in the value of the Reference Currency relative to the Base Currency.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Index or the Reference Currency relative to the Base Currency (an exchange rate which represents a number of U.S. dollars per one European Union euro) or in any futures contracts or exchange-traded or over-the-counter instruments based on, or other instruments linked to the Reference Index or the Reference Currency relative to the Base Currency. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your principal amount. You could lose up to $1,000 per $1,000 principal amount of notes. If a Knock-Out Event occurs, you will lose 1% of your principal for each 1% that the Underlying Return is less than zero. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE NOTES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment you receive on the notes to be less at maturity than it is at the time you invest. An investment in the notes also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE NOTES DO NOT PAY INTEREST — We will not pay interest on the notes. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Reference Index and the Reference Currency relative to the Base Currency (an exchange rate which represents a number of U.S. dollars per one European Union euro). Because the payment due at maturity may be less than the amount originally invested in the notes, the return on the notes (the effective yield to maturity) may be negative. Even if it is positive, the return payable on the notes may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

•	THE METHOD OF CALCULATING THE UNDERLYING RETURN MAY MAGNIFY ANY DEPRECIATION OF THE REFERENCE INDEX AND THE REFERENCE CURRENCY RELATIVE TO THE BASE CURRENCY — Because the Underlying Return is calculated by multiplying the performance of the Reference Index from the Initial Level to the Final Level by the performance of the Reference Currency relative to the Base Currency from the Initial Spot Rate to the Final Spot Rate, minus one, any negative performance of the Reference Index and the Reference Currency relative to the Base Currency will be magnified, which would adversely affect your Payment at Maturity. For example, if the Reference Index and the Reference Currency relative to the Base Currency each decline by 50%, the Payment at Maturity would be $250 per $1,000 principal amount of notes, which is less than would be the case if, for example, the Underlying Return were calculated by reference to the average of the performance of the Reference Index and the performance of the Reference Currency relative to the Base Currency.

•	CHANGES IN THE LEVEL OF THE REFERENCE INDEX AND THE EXCHANGE RATE OF THE REFERENCE CURRENCY RELATIVE TO THE BASE CURRENCY MAY OFFSET EACH OTHER — Movements in the level of the Reference Index and movements in the exchange rates of the Reference Currency relative to the Base Currency may not correlate with each other. At a time when the level of the Reference Index increases, the value the Reference Currency may not appreciate as much or may weaken relative to the Base Currency, or vice versa. Therefore, in calculating the Underlying Return, any increase in the level of the Reference Index may be moderated, or offset, by declines in the value of the Reference Currency relative to the Base Currency, or vice versa. If the level of the Reference Index declines from the Initial Level to the Final Level, you could lose some or all of your investment at maturity, even if the level of the Reference Currency relative to the Base Currency appreciates from the Initial Spot Rate to the Final Spot Rate. Conversely, if the level of the Reference Currency relative to the Base Currency declines from the Initial Spot Rate to the Final Spot Rate, you could lose some or all of your investment at maturity, even if the level of the Reference Index appreciates from the Initial Level to the Final Level.

•	THE AVERAGING CONVENTION USED TO CALCULATE THE FINAL LEVEL AND THE FINAL SPOT RATE COULD LIMIT RETURNS — Your investment in the notes may not perform as well as an investment in an instrument that measures the point-to-point performance of the Reference Index and the Reference Currency relative to the Base Currency from the Strike Date to the Final Valuation Date. Your ability to participate in the appreciation of the Reference Index or the Reference Currency relative to the Base Currency, if any, may be limited by the 5-day-end-of-term averaging used to calculate the Final Level and the Final Spot Rate, especially if there is a significant increase in the closing level of the Reference Index or in the Spot Rate on the Final Valuation Date. Accordingly, you may not receive the benefit of the full appreciation of the Reference Index or the Reference Currency relative to the Base Currency, if any, between the Strike Date and the Final Valuation Date.

•	THE PROBABILITY THAT THE UNDERLYING RETURN WILL BE LESS THAN ZERO BY MORE THAN THE KNOCK-OUT BUFFER AMOUNT WILL DEPEND ON THE VOLATILITY OF THE REFERENCE INDEX AND THE REFERENCE CURRENCY RELATIVE TO THE BASE CURRENCY — “Volatility” refers to the frequency and magnitude of changes in the level of the Reference Index and in the Spot Rate. The greater the expected volatility with respect to the Reference Index and the Reference Currency relative to the Base Currency on the Strike Date, the higher the expectation as of the Strike Date that the Underlying Return could be less than zero by more than the Knock-Out Buffer Amount, indicating a higher expected risk of loss on the notes. The terms of the notes are set, in part, based on expectations about the volatility of the Reference Index and the Reference Currency relative to the Base Currency as of the Strike Date. The volatility of the Reference Index and the Reference Currency relative to the Base Currency can change significantly over the term of the notes. The level of the Reference Index or the Spot Rate could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Reference Index and the Reference Currency relative to the Base Currency and the potential to lose a significant amount of your principal at maturity.

•	The Stocks Included in THE REFERENCE INDEX are Concentrated in One Particular Sector — All of the stocks included in the Reference Index are issued by companies in a single sector. As a result, the stocks that will determine the performance of the Reference Index are concentrated in a single sector. Although an investment in the notes will not give holders any ownership or other direct interests in the stocks held by the Reference Index, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in a single sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in a broader range of sectors.

•	FOREIGN SECURITIES MARKETS RISK — Some or all of the assets included in the EURO STOXX® Banks Index are issued by foreign companies and trade in foreign securities markets. Investments in the Notes therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the EURO STOXX® Banks may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the EURO STOXX® Banks, and therefore the performance of the EURO STOXX® Banks and the value of the Notes.

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. If the Base Currency strengthens relative to the Reference Currency during the term of the notes, your return will be adversely affected. The relative values of the Base Currency and of the Reference Currency are at any moment a result of the supply and demand for such currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country or countries in which such currency is used, and economic and political developments in other relevant countries. Of particular importance to currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments in the United States, the European Union, and between each country and its major trading partners; and

o	the extent of governmental surplus or deficit in the United States and the European Union.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the United States, the European Union, and those of other countries important to international trade and finance.

•	THE ESTIMATED VALUE OF THE NOTES ON THE PRICING DATE MAY BE LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your notes on the Pricing Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the notes and the cost of hedging our risks as issuer of the notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Pricing Date, we value the components of the notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar notes of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE notes — The internal funding rate we use in structuring notes such as these notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Strike Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the notes. We will also use our internal funding rate to determine the price of the notes if we post a bid to repurchase your notes in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the notes on the Pricing Date. The estimated value of the notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the notes in the secondary market (if any exists) at any time. The secondary market price of your notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your notes could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the notes and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Pricing Date, the secondary market price of your notes will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your notes may be lower than the price at which we may repurchase the notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the notes from you at a price that will exceed the then-current estimated value of the notes. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your notes to maturity.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the notes. Further, hedging activities may adversely affect any payment on or the value of the notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the notes, which creates an additional incentive to sell the notes to you.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the notes.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so, or you may have to sell them at a substantial loss.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — The payout on the notes can be replicated using a combination of the components described in “The estimated value of the notes on the Pricing Date may be less than the Price to Public.” Therefore, in addition to the level of the Reference Index and the Spot Rate, the terms of the notes at issuance and the value of the notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	the expected and actual volatility of the Reference Index and the Reference Currency relative to the Base Currency;

o	the time to maturity of the notes;

o	the dividend rate on the equity securities included in the Reference Index;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Reference Index and that affect the Reference Currency relative to the Base Currency or markets generally and which may affect the level of the Reference Index and the exchange rate of the Reference Currency relative to the Base Currency; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS RELATING TO THE REFERENCE INDEX — Your return on the notes will not reflect the return you would realize if you actually owned the equity securities that comprise the Reference Index. The return on your investment is not the same as the total return based on the purchase of shares of the equity securities that comprise the Reference Index.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Reference Index.

•	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE NOTES ARE NOT CERTAIN — There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of instruments with terms that are substantially the same as those of the notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the notes, and the tax treatment described under “Material U.S. Federal Income Tax Considerations” is not binding on the IRS or any court. Thus, the U.S. federal income tax consequences of the notes are not certain.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Strike Date and during the term of the notes (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Reference Index and the Reference Currency and, as a result, could decrease the amount you may receive on the notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of the EURO STOXX® Banks Index based on the closing levels of the Reference Index from January 3, 2012 through August 30, 2017 and the historical performance of the Reference Currency based on the exchange rates of the European Union euro relative to the U.S. dollar (expressed as a number of U.S dollars per one European Union euro) from January 3, 2012 to August 30, 2017. We obtained the closing levels of the Reference Index and the exchange rates of the Reference Currency relative to the Base Currency below from Bloomberg, without independent verification. The exchange rates published by Bloomberg for the Reference Currency relative to the Base Currency on any day, including any Valuation Date, may differ from the Spot Rate on such day because the historical rates published by Bloomberg may be based on different fixing sources or fixing times than the Spot Rate used to determine the performance of the Reference Currency relative to the Base Currency. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The closing level of the Reference Index on August 30, 2017 was 130.19. The price source for determining the Final Level will be the Bloomberg page “SX7E” or any successor page. The European Union euro-U.S. dollar exchange rate on August 30, 2017 was 1.1884 U.S. dollars per one European Union euro.

The historical levels of the Reference Index and the historical exchange rates of the Reference Currency should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Reference Index on any Valuation Date or as to the spot rate of the Reference Currency on any Valuation Date. We cannot give you assurance that the performance of the Reference Index or the Reference Currency relative to the Base Currency will result in the return of any of your initial investment.

For additional information about the Reference Index, see the information set forth under “The Reference Indices —The STOXX Indices—The EURO STOXX® Banks Index” in the accompanying underlying supplement.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the notes that may be relevant to holders of the notes that acquire their notes from us as part of the original issuance of the notes. This discussion applies only to holders that hold their notes as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the notes as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction

•	a person whose functional currency is not the U.S. dollar, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the notes, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the notes, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Notes

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of the notes or instruments with terms that are substantially the same as those of your notes. Thus, the characterization of the notes is not certain. Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the notes should be treated, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the Underlying that are eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we intend to treat the notes and, by acceptance of the notes, you agree to treat the notes for all tax purposes in accordance with such characterization and the balance of this discussion assumes that the notes will be so treated.

You should be aware that the characterization of the notes as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your notes in a manner that results in tax consequences to you that are different from those described below. For example, the IRS might assert that notes are debt instruments, which may result in adverse tax consequences. You should consult your tax advisor regarding the possible tax consequences of characterization of the notes as debt instruments. Generally, the notes are not, and we do not expect that the notes will be, listed on a securities exchange. In the event the notes are listed on a securities exchange and the IRS seeks to characterize your notes as options, the notes would be characterized as Code section 1256 contracts. In such case, the notes would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. It is also possible that the IRS may treat the securities as subject to Code section 988, in which case part or all of the gain or loss with respect to the securities generally will be ordinary income or loss for U.S. federal income tax purposes. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the notes.

In accordance with the agreed-upon tax treatment described above, upon the redemption, sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security. Such gain or loss will be long-term capital gain or loss in the case of a U.S. Holder that has held the security for more than one year (excluding the look back observation period, if applicable) at the time of disposition and short-term capital gain or loss otherwise.

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. Holder’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the notes) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the notes and any gain on sale or other taxable disposition of the notes will be subject to the Medicare Tax. If you are an individual, estate, or trust, you should consult with your tax advisor regarding application of the Medicare Tax to your income and gains in respect of your investment in the notes.

Securities Held Through Foreign Entities

Under certain provisions of the “Hiring Incentives to Restore Employment Act,” generally referred to as “FATCA,” and regulations thereunder, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” means any withholdable payment and any foreign passthru payment. To avoid becoming subject to the 30% withholding tax on payments to it, a financial institution may be required to report information to the IRS regarding the holders of the notes. In the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the notes directly or indirectly through such non-compliant foreign financial institutions, a payor may be required to withhold on a portion of payments under the notes. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. If payments on the notes are determined to be from sources within the United States, such payments will be treated as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a U.S. owned foreign entity and the identity of any substantial U.S. owners of such entity. If such withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

Subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above and certain payments made with respect to a “preexisting obligation,” as defined in the regulations), (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2018, and (iii) foreign passthru payments made after the later of December 31, 2018, or the date that final regulations defining the term “foreign passthru payment” are published. Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) with respect to foreign passthru payments, any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is executed on or prior to the date that is six months after the date on which final regulations defining foreign passthru payments are published (a “grandfathered obligation”), (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is executed onor prior to the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents, and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation). Thus, if you hold your notes through a foreign financial institution or foreign entity, a portion of any of your payments may be subject to 30% withholding.

Information Reporting Regarding Specified Foreign Financial Assets

The Code and regulations thereunder generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets exceeds $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report. Specified foreign financial assets include, with some limited exceptions, any financial account maintained at a foreign financial institution and any debt or equity interest in a foreign financial institution, including a financial institution organized under the laws of a U.S. possession, and any of the following that are held for investment and not held in an account maintained by a financial institution: (1) any stock or security issued by a person other than a U.S. person (including a person organized in a U.S. possession), (2) any financial instrument or contract that has an issuer or counterparty that is other than a U.S. person (including a person organized in a U.S. possession), and (3) any interest in a foreign entity. Additionally, the regulations provide that specified foreign financial assets include certain retirement and pension accounts and non-retirement savings accounts.

Pursuant to the regulations and subject to certain exceptions, “specified domestic entities” are domestic corporations, domestic partnerships, or certain trusts that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain corporations and partnerships, which are closely held by a specified individual and that meet passive income or passive asset tests, and, with certain exceptions, domestic trusts that have one or more specified individuals or specified domestic entities as a current beneficiary.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder or a specified domestic entity. Penalties apply to any failure to file IRS Form 8938. In the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and the related statute of limitations tolling provision.

Non-U.S. Holders Generally

Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payments made to a holder of the notes that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the notes by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the notes should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Code and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States. Unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax at a rate of 30%. A “dividend equivalent” payment is defined under the Code as (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a specified notional principal contract (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).

Regulations provide that a dividend equivalent is any payment that references the payment or deemed payment of (i) a dividend from an underlying security pursuant to a securities lending or sale-repurchase transaction, (ii) a dividend from an underlying security pursuant to a specified NPC, (iii) a dividend from an underlying security pursuant to a specified equity-linked instrument (a “specified ELI”), and (iv) any other substantially similar payment. The regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security. An underlying security is any interest in an entity if a payment with respect to that interest could give rise to a U.S. source dividend pursuant to Treasury regulation section 1.861-3. An NPC is a notional principal contract as defined in Treasury regulation section 1.446-3(c). An equity-linked instrument (“ELI”) is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) that references the value of one or more underlying securities, including a futures contract, forward contract, option, debt instrument, or other contractual arrangement. A “section 871(m) transaction” is any securities lending or sale-repurchase transaction, specified NPC, or specified ELI.

Pursuant to the regulations and Notice 2017-42, for any payment made on or after January 1, 2017 with respect to any transaction issued on or after January 1, 2017, any NPC or ELI that has a delta of one with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively. For any payment made on or after January 1, 2019 with respect to any transaction issued on or after January 1, 2019, (a) a “simple” NPC or “simple” ELI that has a delta of 0.8 or greater with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively, and (b) a “complex” NPC or “complex” ELI that meets a substantial equivalence test with respect to an underlying security at the time of issuance is a specified NPC or specified ELI, respectively.

Certain events could cause previously issued securities to be deemed to be issued as new securities for purposes of the effective dates provided in the regulations. For example, it is possible that the IRS could assert that a reconstitution or rebalancing of the underlying is a significant modification of the securities due to an exercise of discretion with respect to such reconstitution or rebalancing and, therefore, a deemed issuance of the securities upon the occurrence of such event. It is also possible that U.S. withholding tax could apply to the securities under these rules if a Non-U.S. Holder enters, or has entered, into certain other transactions in respect of the underlying equity or the securities. A Non-U.S. Holder that enters, or has entered, into other transactions in respect of the underlying or the securities should consult its own tax advisor regarding the application of Code section 871(m) to its securities in the context of its other transactions.

Withholding on payments will be based on actual dividends or, if otherwise notified by us in accordance with applicable regulations, on estimated dividends used in pricing the security. If an adjustment is made for the actual dividends, then the true-up payment (in addition to the estimated dividend) is added to the per-share dividend amount. If a transaction is a section 871(m) transaction, information regarding the amount of each dividend equivalent, the delta of the potential 871(m) transaction, the amount of any tax withheld and deposited, the estimated dividend amount and any other information necessary to apply the regulations will be provided, communicated, or made available to Non-U.S. Holders in a manner permitted by the applicable regulations.

In accordance with the regulations and Notice 2017-42, U.S. tax will be withheld on any portion of a payment or deemed payment (including, if appropriate, the payment of the purchase price) that is a dividend equivalent with respect to any security issued (or deemed issued) on or after January 1, 2017 and prior to January 1, 2019 that has a delta of one unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the notes (exclusive of any other transactions that may be combined with the notes as discussed herein) should not be treated as “delta-one” transactions with respect to an underlying security within the meaning of the regulations and, as a result, we do not intend to treat the securities as section 871(m) transactions. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. These regulations are extremely complex. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

A note may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the note at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.

Potential Changes to the Tax Rules for Financial Instruments

Members of Congress have from time to time proposed legislation relating to financial instruments, including legislation that would require holders to annually mark to market affected financial instruments (potentially including the notes). These or other potential changes in law could adversely affect the tax treatment of the notes and may be applied with retroactive effect. You are urged to consult your tax advisor regarding how any such potential changes in law could affect you.

Backup Withholding and Information Reporting

A holder of the notes (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the notes may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption. If such withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

Supplemental Plan of Distribution

Under the terms of distributor accession confirmations with JPMS LLC and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMS LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $20.00 per $1,000 principal amount of notes and will forgo fees for sales to fiduciary accounts. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the notes against payment for the notes on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Pricing Date, purchasers who wish to transact in the notes more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Credit Suisse